EXHIBIT 4.2

SUPPLEMENTAL INDENTURE NO. 1 TO MASTER INDENTURE

This SUPPLEMENTAL INDENTURE NO. 1 TO MASTER INDENTURE, dated as of August 13, 2003 (this “Supplemental Indenture”) is to the Master Indenture, dated as of August 1, 2001, as amended as of March 31, 2003 (the “Master Indenture”), between the World Financial Network Credit Card Master Note Trust, as Issuer (the “Issuer”) and BNY Midwest Trust Company, as Indenture Trustee (the “Indenture Trustee”).  Capitalized terms used and not otherwise defined in this Supplemental Indenture are used as defined in the Master Indenture.

WHEREAS, the Issuer and the Indenture Trustee desire to amend the Master Indenture in certain respects set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                                       Amendment of the Master Indenture.  Section 6.14 of the Master Indenture is hereby amended by replacing the “.”  at the end of such section with the following: “; provided, however, that physical possession of the Collateral Certificate may be held by an agent on behalf of the Indenture Trustee.”

2.                                       Binding Effect; Ratification. (a)  This Supplemental Indenture shall become effective, as of the date first set forth above, when counterparts hereof shall have been executed and delivered by the parties hereto, and thereafter shall be binding on the parties hereto and their respective successors and assigns.

(b)                                 On and after the execution and delivery hereof, this Supplemental Indenture shall be a part of the Master Indenture and each reference in the Master Indenture to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Transaction Document to the Master Indenture shall mean and be a reference to the Master Indenture as amended hereby.

(c)                                  Except as expressly amended hereby, the Master Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

3.                                       Miscellaneous. (a)  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS. EACH OF THE PARTIES TO THIS SUPPLEMENTAL INDENTURE HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN

Supplemental Indenture No. 1
to Master Indenture

ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

(b)                                 Headings used herein are for convenience of reference only and shall not affect the meaning of this Supplemental Indenture.

(c)                                  This Supplemental Indenture may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BNY MIDWEST TRUST COMPANY, as Indenture Trustee

By:	/s/ Sally Tokich
Name: Sally Tokich
Title: Assistant Treasurer

WORLD FINANCIAL NETWORK CREDIT CARD MASTER NOTE TRUST, as Issuer

By: Chase Manhattan Bank USA, National Association,

not in its individual capacity, but solely as Owner Trustee on behalf of Issuer

By:	/s/ John J. Cashin
Name: John J. Cashin
Title: Vice-President

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